Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.		News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Sr. Vice President Finance & Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES ANNOUNCES 22% INCREASE IN DOLLAR VALUE OF NET CONTRACTS FOR THE FIRST QUARTER AND 82% INCREASE IN THE DOLLAR VALUE OF CONTRACT BACKLOG AS OF THE END OF THE FIRST QUARTER

RED BANK, NJ, February 22, 2006 — Hovnanian Enterprises, Inc. (NYSE-HOV), a leading national homebuilder, announced today preliminary net contracts and sales backlog for the first quarter ended January 31, 2006.  For the first quarter of fiscal 2006, the dollar value of net contracts, including unconsolidated joint ventures, increased 22.0%, and the number of net contracts increased 11.9%, when compared with the first quarter last year.  The sales value of contract backlog at January 31, 2006, including unconsolidated joint ventures, increased 81.7% on a year-over-year basis, and the number of homes in contract backlog increased 81.0% when compared to the end of the first quarter of fiscal 2005.

Despite solid growth in net contracts for the quarter, the Company stated that many of its more highly-regulated markets, including California, Florida, Washington, D.C., and the Northeast, continued to experience a more normalized level of activity during the quarter with regard to both sales pace and price increases, similar to the market conditions that the Company reported in December with its year-end earnings release.  Market conditions remain somewhat slower than the very strong sales environment experienced in these markets earlier in 2005 and 2004.

The Company delivered 3,845 homes in the first quarter of fiscal 2006, excluding unconsolidated joint ventures, compared with 3,266 homes delivered during last year’s first quarter.  Deliveries from the Company’s unconsolidated joint ventures were 585 in the first quarter of 2006 compared with 22 in the first quarter of 2005.

Hovnanian will release earnings for the first quarter ended January 31, 2006 after the close of the New York Stock Exchange on Wednesday, March 1, 2006.  While the Company has not finalized its results for the quarter, based on the number of homes delivered in the quarter, the Company expects to be able to meet or slightly exceed its previous projection of earnings in the range of $1.10 to $1.25 per fully diluted common share for the first quarter of 2006.  Although Hovnanian’s current practice is to report net contracts on a quarterly basis in conjunction with its quarterly earnings release, this information is being provided in compliance with Regulation FD in anticipation of communications with the investment community at an upcoming investor conference.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(UNAUDITED)	Communities Under Development
Three Months - 1/31/06

		Net Contracts (1)
		Three Months Ended			Contract Backlog
		January 31,			January 31,
		2006	2005	% Change	2006	2005	% Change
NorthEast Region (2)
	Homes	608	522	16.5%	2,160	2,091	3.3%
	Dollars	224,401	189,605	18.4%	803,498	720,675	11.5%
	Avg. Price	369,081	363,228	1.6%	371,990	344,656	7.9%
SouthEast Region (3)
	Homes	1,367	849	61.0%	7,218	2,346	207.7%
	Dollars	501,401	284,882	76.0%	2,242,102	792,978	182.7%
	Avg. Price	366,790	335,550	9.3%	310,627	338,013	(8.1)%
SouthWest Region
	Homes	801	897	(10.7)%	1,225	1,106	10.8%
	Dollars	170,704	165,048	3.4%	276,116	197,285	40.0%
	Avg. Price	213,113	184,000	15.8%	225,401	178,377	26.4%
West Region
	Homes	574	906	(36.6)%	1,493	1,861	(19.8)%
	Dollars	257,151	354,124	(27.4)%	686,500	764,697	(10.2)%
	Avg. Price	447,998	390,865	14.6%	459,813	410,907	11.9%
Consolidated Total
	Homes	3,350	3,174	5.5%	12,096	7,404	63.4%
	Dollars	1,153,657	993,659	16.1%	4,008,216	2,475,635	61.9%
	Avg. Price	344,375	313,062	10.0%	331,367	334,365	(0.9)%
Unconsolidated Joint Ventures (4)
	Homes	274	66	315.2%	2,029	399	408.5%
	Dollars	108,572	41,347	162.6%	924,762	239,851	285.6%
	Avg. Price	396,250	626,470	(36.7)%	455,772	601,130	(24.2)%
Total
	Homes	3,624	3,240	11.9%	14,125	7,803	81.0%
	Dollars	1,262,229	1,035,006	22.0%	4,932,978	2,715,486	81.7%
	Avg. Price	348,297	319,446	9.0%	349,237	348,005	0.4%

DELIVERIES INCLUDE EXTRAS

Notes:

(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) The number and the dollar amount of net contracts in the Northeast in the 2006 first quarter include the effect of the Oster Homes acquisition, which closed in August 2005.

(3) The number and the dollar amount of net contracts in the Southeast in the 2006 first quarter include the effects of the Cambridge Homes and First Home Builders of Florida acquisitions, which closed in March 2005 and August 2005, respectively.

(4) The number and the dollar amount of net contracts in Unconsolidated Joint Ventures in the 2006 first quarter include the effect of the Town & Country Homes acquisition, which closed in March 2005.

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Illinois, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes and First Home Builders of Florida.  As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2005 annual report, can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian’s investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.